As filed with the Securities and Exchange Commission on December 7, 2009.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISLE OF CAPRI CASINOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1659606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Emerson Road, Suite 300,

St. Louis, Missouri 63141

(314) 813-9200

(Address of Principal Executive Offices)

ISLE OF CAPRI CASINOS, INC. 2009 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the Plan)

Edmund L. Quatmann, Jr.

Senior Vice President, General Counsel and

Secretary

600 Emerson Road, Suite 300

St. Louis, Missouri  63141

(Name and Address of Agents For Service)

(314) 813-9200

(Telephone Number, Including Area Code, of Agents For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$7.55	(1)	$7,550,000	(1)	$421.29

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on December 3, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

The documents listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Isle of Capri Casinos, Inc. (the “Company”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a)   The Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2009, filed with the Commission on June 25, 2009, which contains audited financial statements for the fiscal year ended April 26, 2009;

(b)   The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 26, 2009 and October 25, 2009;

(c)   The Registrant’s Current Reports on Form 8-K filed with the Commission on March 29, 2009, July 6, 2009 and August 20, 2009; and

(d)   The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form S-3, File No. 333-160526, as filed with the Commission on July 10, 2009.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities

The information required by Item 4 is not applicable to this Registration Statement because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.       Interests of Named Experts and Counsel

Not applicable.

Item 6.       Indemnification of Directors and Officers

(a)           Section 145 of the Delaware General Corporation Law; Section 83 of the Louisiana Business Corporation Law; Article 8, Subarticle E of the Mississippi Business Corporation Law; Article 109 of the Colorado Business Corporation Act; Division VIII, Part E of the Iowa Business Corporation Act; Section 78.751 of the Nevada Business Corporation Act; Section 351.355 of the General and Business Corporation Law of the State of Missouri; and Section 607.0850 of the Florida Business Corporation Act: (1) give corporations organized in those states broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (2) give a director or officer who successfully defends an action the right to be so indemnified and (3) authorize the co-registrants to buy directors’ and officers’ liability insurance.

(b)           Article 8 of the Company’s Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by law.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, the Company’s Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payment of dividends as prohibited by Section 174 of the Delaware General Corporation Law or (4) transactions from which a director derives an improper personal benefit.

Various provisions contained in the Certificates of Incorporation, By-laws or other organizational documents of the other co-registrants provide for indemnification of the directors and officers of those co-registrants and, in some cases, limit or eliminate the personal liability of the directors of those co-registrants in accordance with the laws of the states in which those co-registrants are organized.

Item 7.       Exemption from Registration Claimed

The information required by Item 7 is not applicable to this Registration Statement.

Item 8.       Exhibits

Incorporated by reference to the Exhibit Index attached hereto and is incorporated herein by reference.

Item 9.       Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the registration statement is on Form S-8 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, as of December 7, 2009.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ DALE R. BLACK
Dale R. Black
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Isle of Capri Casinos, Inc. hereby constitutes and appoints James B. Perry, Dale R. Black and Edmund L. Quatmann, Jr. (each with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign, execute, and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 7, 2009.

Name of Signatory	Title of Signatory

/s/ JAMES B. PERRY
James B. Perry	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

/s/ DALE R. BLACK
Dale R. Black	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ROBERT S. GOLDSTEIN
Robert S. Goldstein	Vice Chairman of the Board of Directors

/s/ W. RANDOLPH BAKER
W. Randolph Baker	Director

/s/ JOHN G. BRACKENBURY
John G. Brackenbury	Director

/s/ ALAN J. GLAZER
Alan J. Glazer	Director

/s/ JEFFREY D. GOLDSTEIN
Jeffrey D. Goldstein	Director

/s/ RICHARD A. GOLDSTEIN
Richard A. Goldstein	Director

/s/ SHAUN R. HAYES
Shaun R. Hayes	Director

/s/ LEE S. WIELANSKY
Lee S. Wielansky	Director

EXHIBIT INDEX

Exhibit Number	Document

4.1	Specimen Certificate of the Common Stock (1)

4.2A	Certificate of Incorporation (2)

4.3B	Amendment to Certificate of Incorporation (3)

4.3A	By-laws (2)

4.3B	Amendments to By-laws, dated February 7, 1997 (4)

5	Opinion and consent of Mayer Brown LLP

23.1	Consent of Independent Registered Public Accountants

23.2	Consent of Mayer Brown LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereof)

99	Isle of Capri Casinos, Inc. 2009 Long-Term Stock Incentive Plan (5)

(1)   Filed as an exhibit to Casino America, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 30, 1992 (File No. 0-20538) and incorporated herein by reference.

(2)   Filed as an exhibit to Casino America, Inc.’s Registration Statement on Form S-1 filed September 3, 1993, as amended (Reg. No. 33-68434) and incorporated herein by reference.

(3)   Filed as an exhibit to Casino America, Inc.’s Definitive Proxy Statement filed on August 24, 1998 (File No. 0-20538) and incorporated herein by reference.

(4)   Filed as an exhibit to Isle of Capri Casinos, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 27, 1997 (File No. 333-115419) and incorporated herein by reference.

(5)   Filed as an exhibit to Isle of Capri Casinos, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 25, 2009 (File No. 0-20538) and incorporated herein by reference.